Exhibit 19

Adopted as of December 1, 2023

SONIC AUTOMOTIVE, INC.

INSIDER TRADING POLICY

I.    Policy Statement

A.Introduction

Sonic Automotive, Inc. and its subsidiaries (collectively, the “Company”) seek to foster a reputation for integrity and honesty. The confidence and trust placed in us by our stockholders is something we value and want to protect. Accordingly, this Insider Trading Policy (the “Policy”) implements procedures designed to avoid the misuse of Material Nonpublic Information (as defined below) about the Company and the market for its securities in connection with transactions involving Company securities. As used in this Policy, the term “securities” means (i) all debt or equity securities issued by the Company (such as the Company’s Class A Common Stock, Class B Common Stock, Senior Notes or any other securities the Company may issue in the future), and (ii) all derivative securities (such as options, warrants, puts, calls, etc.) that are convertible into, derive value directly or indirectly from the share price of the Company’s common stock, or are exchangeable or exercisable for Company securities (collectively, “Company Derivative Securities”).
Material Nonpublic Information about the Company and the market for its securities is the Company’s property. Any misuse of such information by any employee, officer or director of the Company for personal gain, or the gain of others, would be theft. Consequently, insider trading or the unauthorized “tipping” of inside information for the trading use of others is unlawful and, in some circumstances, criminal conduct. In addition, purchasing or selling Company securities while in the possession of Material Nonpublic Information, or improperly communicating that information to others, can expose you to legal penalties. No matter how small the profit, criminal fines and years-long prison terms can be imposed. The U.S. Securities and Exchange Commission can recover from you all profits or losses avoided by you through trading or by those whom you tipped – even if you did not directly benefit – and can impose other penalties. You can also be sued by stockholders seeking damages. Furthermore, the Company reserves the right to terminate for cause any employee who engages in insider trading, unauthorized disclosure of Material Nonpublic Information or any violation of this Policy.

B.Scope of this Policy

This Policy is drafted broadly and will be applied and interpreted in a similar manner. Because it is intended to uphold the Company’s commitment to integrity and honesty and protect its reputation, it may apply more broadly than applicable law. Specifically, it applies to any transaction in the Company’s securities, including purchases, sales and gifts (including donations, charitable giving, tax and estate planning and transfers to family members), as well as the handling of information about the Company,

(Page 1 of 9)

by all full-time and part-time employees, and all officers and all directors of the Company, as well as their Immediate Family Members (collectively, the “Covered Persons”).

Since the insider trading laws are sometimes confusing, asking questions in advance can prevent major problems from arising. Direct any questions concerning this Policy to the General Counsel at (704) 566-2400 or, in his absence, to the Deputy General Counsel, at (704) 566-2400. Also notify one of these individuals if you believe that a violation of this Policy has occurred or is about to occur.

C.Policy Statement on Insider Trading

No Covered Person may transact in Company securities while in possession of Material Nonpublic Information. Covered Persons must abide by the terms of this Policy and only transact in Company securities in accordance with this Policy, including any applicable blackout periods or preclearance procedures. In addition, no Covered Person may transact in any Company Derivative Security except as expressly permitted by this policy. Transactions subject to this policy include purchases, sales and gifts of the Company’s securities or any Company Derivative Security. No Covered Person may communicate any Material Nonpublic Information to any person without authorization or in violation of the law.

D.Certain Defined Terms

Designated Employee. The term “Designated Employee” as used in this Policy means all Corporate Financial Reporting personnel (internal and external reporting), Corporate Legal Department personnel, the Director of Internal Audit, all members of the Disclosure Controls and Procedures Committee, and any other employee of the Company who is notified in writing that the Company has deemed such employee to be a Designated Employee for purposes of this Policy. Individuals who are notified in writing of their status as Designated Employees shall be deemed Designated Employees until such time as the Company notifies such individuals in writing that they are no longer deemed to be Designated Employees pursuant to this Policy.

Director. The term “Director” as used in this Policy means any member of the Board of Directors of the Company

Exchange Act. The term “Exchange Act” as used in this Policy means the Securities Exchange Act of 1934, as amended.

Immediate Family Member. The term “Immediate Family Member” as used in this Policy means the spouse of, any minor child of, adult children relying primarily for financial support from, and any children or other relatives (by adoption, blood, marriage, or otherwise) living in the household of, a given individual.

Material Modification. The term “Material Modification” as used in this Policy means Rule 10b5-1 Trading Plan modifications that alter the sale or purchase prices or ranges, the amount of securities to be sold, purchased or gifted, the timing of trades or any other material term of a Rule 10b5-1 Trading Plan.

(Page 2 of 9)

Officer. The term “Officer” as used in this Policy means any Senior Officer (as defined below), the Chief Accounting Officer, Treasurer, Secretary, any Vice President, any Assistant Treasurer, any Assistant Secretary, and any other officer elected by the Board of Directors of the Company.

Quarterly Trading Period. The term “Quarterly Trading Period” as used in this Policy means the four (4) week trading period beginning two (2) business days following the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable.

Rule 10b5-1 Trading Plan. The term “Rule 10b5-1 Trading Plan” as used in this Policy means a binding written contract to purchase, sell or gift the specified security or a written plan for trading the specified securities that satisfies the requirements of Rule 10b5-1 of the Exchange Act.

Section 16 Officer. The term “Section 16 Officer” as used in this Policy refers to any officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act

Senior Officer. The term “Senior Officer” as used in this Policy means all individuals holding the officer titles of Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Executive Vice President of Operations, Vice President of Corporate Development, Corporate Controller and General Counsel of the Company as well as any Section 16 Officer.

II.Material Nonpublic Information
III.
“Material Nonpublic Information” is material information about the Company or its securities that has not been previously disclosed to the investing public or is otherwise not available to the investing public. All information about the Company or its business plans is potentially Material Nonpublic Information until after the Company publicly discloses it.

“Material” information is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell Company securities whether positive or negative. In other words, it is any information that could reasonably affect the price of Company securities. While it is impossible to list all types of information that would be material under particular circumstances, information dealing with the following subjects often is material: sales and earnings estimates, purchases and sales of substantial assets or businesses, mergers, tender offers, changes in credit arrangements, write-downs and write-offs, the resolution of contingent liabilities, liquidity problems, unexpected management developments, stock and bond offerings, major price and marketing changes, the loss or gain of a major contract, significant litigation and government investigations.

“Nonpublic” information is information that has not been widely disseminated to the investing public or is confidential. Information would be considered widely disseminated after a period of time following disclosure by, for example, a press release distributed on a newswire, posting on the Investor Relations section of the Company’s website, announcement in an earnings release or inclusion in a securities filing made with the Securities and Exchange Commission. Applicable law requires the investing public to have time to obtain material information, understand it and act upon it after it is publicly announced. In most cases this will have occurred after one (1) full trading day has elapsed since information is announced.

(Page 3 of 9)

It can sometimes be difficult to determine whether nonpublic information is, or may be considered, material, and thereby constitute Material Nonpublic Information. Given the severe consequences, both for individuals and for the Company, caution is urged when making that determination and when there is uncertainty or ambiguity, it is the Company’s policy that individuals should avoid transacting until the information becomes public or is safely determined to be immaterial. Any Covered Person with a question about the materiality of nonpublic information in his or her possession should consult with the General Counsel or the Deputy General Counsel prior to transacting in the Company’s securities. However, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any information provided by the Company or any officer, employee or director of the Company does not in any way constitute legal advice or excuse an individual from liability under applicable securities laws.

IV.Implementation Procedures

A.Procedures for transactions in Company Securities

The following procedures have been established by the Company to aid Covered Persons in avoiding insider trading and to aid the Company in preventing, detecting and imposing sanctions against insider trading. Every Covered Person must comply with these procedures, and must assure compliance by their Immediate Family Members, or else risk serious sanctions, including personal liability and criminal penalties. Should you have questions, consult the General Counsel, at (704) 566-2400.

1.    Trading Blackout Period.

To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of Material Nonpublic Information, the Company prohibits trading during Blackout Periods (as defined below). Covered Persons subject to a Blackout Period are not permitted to trade in Company securities because of their access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance. Immediate Family Members of such individuals must also refrain from transacting in the Company’s securities during the Blackout Periods as follows:

(a)A “Regular Blackout Period” is the period commencing after the four (4) week period beginning two (2) trading days following the filing of the Company’s Form 10-Q or Form 10-K, as applicable, and ending two (2) trading days following the filing of the Company’s Form 10-Q or Form 10-K, as applicable, for the subsequent quarter; and

(b)A “Special Blackout Period” is an additional period in which the Board establishes from time to time that all Directors, Officers and Designated Employees or only a specific group of Covered Persons may not conduct transactions in the Company’s securities. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. The Chief Financial Officer or the General Counsel will provide written notice to Directors, Officers and employees subject to a Special Blackout Period. Any person made aware of the existence of a Special Blackout Period should not disclose the existence of the Special Blackout Period to any other person. The failure of the Company to designate a

(Page 4 of 9)

person as being subject to a Special Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all Regular Blackout Periods and Special Blackout Periods announced by the Company.

The purpose behind a Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor,” and all persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one full trading day after the date of announcement. Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

2.    Purchases, Sales or Gifts of Company Securities.

No Covered Person may purchase, sell or gift Company securities (a) at any time when such individual is in possession of Material Nonpublic Information about the Company or the market for the Company’s securities, or (b) during a Blackout Period applicable to such individual or (c) during any period of time when the Chief Financial Officer or General Counsel has issued a written statement suspending such trading.

    Upon termination of employment or service to the Company, Covered Persons are still subject to the trading restrictions set forth in this Policy if they are in possession of any Material Nonpublic Information until the information becomes public or is no longer material. All such Covered Persons are personally liable for any and all violations of the aforementioned trading policies and applicable law.

3.    General Prohibition on Engaging in Derivatives Transactions.

    Covered Persons may not engage in transactions involving Company Derivative Securities provided, however, that the receipt or exercise of an option grant or other Company Derivative Security pursuant to a Company compensation or stock plan is not a violation of this Policy. Covered Persons may not engage in transactions involving the use of a financial instrument or other investment designed to hedge or offset any decrease in the market value of the Company securities or, alternatively, to leverage the potential return of a predicted price movement (up or down) in the Company’s securities. Examples of such financial instruments and investments include forward sale contracts, futures, equity swaps, puts, calls, collars, and exchange funds. Covered Persons are also prohibited from day trading (buying and selling the same securities during one calendar day) and short selling (selling the securities at a specified price on a specified date without owning the securities on the trade date) the Company’s securities.

4.    Rule 10b5-1 Trading Plan Restrictions.

Rule 10b5-1 under the Exchange Act provides a defense from liability for insider trading for trades made pursuant to a trading plan established in compliance with the conditions set forth in the rule. Significantly, if the plan meets the requirements of Rule 10b5-1 and is entered into in good faith while

(Page 5 of 9)

the Covered Person is not in possession of Material Nonpublic Information, Company securities may be purchased or sold on the Covered Person’s behalf without regard to the restrictions on trading while the owner of the securities is in possession of Material Nonpublic Information.
All trading plans, including trading plans that do not qualify as a Rule 10b5-1 Trading Plan, that are entered into by a Covered Person with respect to the Company’s securities, or by any other person with respect to the Company’s securities beneficially owned by a Covered Person, must be approved by the General Counsel or, in his absence, the Deputy General Counsel, prior to being commenced, modified or terminated. Only trading plans that comply with the Policy and, in most circumstances, that meet the requirements of Rule 10b5-1 and the Company’s guidelines for Rule 10b5-1 Trading Plans will be approved by the General Counsel or Deputy General Counsel.
A Rule 10b5-1 Trading Plan must be entered into in good faith, outside of a Blackout Period and at a time when the Covered Person entering into such plan is not in possession of Material Nonpublic Information. Once the plan is adopted, the Covered Person must act in good faith with respect to the Rule 10b5-1 Trading Plan, including not exercising any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Further, the Rule 10b5-1 Trading Plan must observe the required “cooling off period” applicable to the person establishing the plan as well as complying with the other requirements of Rule 10b5-1. Single trade plans and overlapping plans are not permitted outside of limited circumstances and must be approved by the Company’s General Counsel or Deputy General Counsel.
Covered Persons may purchase, sell or gift Company securities owned directly, and may permit the purchase, sale or gift of Company securities owned indirectly or beneficially, only as follows:

(a)outside of a Blackout Period when not in possession of Material Nonpublic Information;

(b)pursuant to a preapproved Rule 10b5-1 Trading Plan; or

(c)    at such other times and under such circumstances after receiving prior written clearance from the General Counsel and the Chief Financial Officer, but only for the period specified in such written clearance.

Options to purchase the Company’s Class A Common Stock that have been issued directly to the individual by the Company may be exercised at any time without obtaining clearance; however, a “cashless” exercise of such options (which involves a purchase AND sale of the underlying Class A Common Stock) would require prior written clearance from the General Counsel and the Chief Financial Officer if the cashless exercise occurred in a circumstance other than those described in paragraph (a) or (b) immediately above.

Individuals who request clearance will be notified promptly in writing of clearance or denial. Such notice must be kept confidential. Clearance or denial for a particular trade is within the discretion of the Company. No explanation for a denial is required to be given.

(Page 6 of 9)

5.    Additional Restrictions Applicable to Directors and Senior Officers.

    In addition to the requirements provided in paragraphs 1, 2, 3 and 4 of Section A above, the following additional requirements shall apply to purchases, sales or gifts of Company securities by any Director or Senior Officer (or their Immediate Family Members of such persons).

a.    Prior Written Clearance for All Transactions. A Written Clearance must be provided by the General Counsel and the Chief Financial Officer before any Director or Senior Officer purchases, sells or gifts Company securities owned directly, or permits the purchase, sale or gift of Company securities owned indirectly or beneficially, by themselves or any of their Immediate Family Members. Each Director or Senior Officer shall contact the General Counsel or Chief Financial Officer to obtain such Written Clearance before effecting any such transactions.

A Written Clearance provided pursuant to the paragraph above shall be valid only for a period of five (5) business days from the date of the Written Clearance or on such other terms and conditions as the Chief Financial Officer and General Counsel may determine. Accordingly, the Director or Senior Officer (or their Immediate Family Member) must effect the purchase, sale or gift transaction(s) specified in the Written Clearance during this five (5) business day period – if the transaction(s) are not effected during this five (5) business day period, the Written Clearance will be null and void, and the Director or Senior Officer must reapply for a new Written Clearance for the contemplated transactions. Notwithstanding the foregoing, this five (5) business day requirement shall not apply to purchase, sale or gift transactions executed pursuant to a Rule 10b5-1 Trading Plan meeting the requirements of paragraph 5.c. below – the Written Clearance for a Rule 10b5-1 Trading Plan shall remain in effect for the specified term of the Rule 10b5-1 Trading Plan, unless the Chief Financial Officer has issued a written statement suspending such trading.

b.    Written Certification Prior to All Transactions. Prior to or contemporaneously with obtaining the Written Clearance described in paragraph 5.a. immediately above, the Director or Senior Officer must execute and deliver to the General Counsel and the Chief Financial Officer a written statement certifying that he or she is not currently in possession of any material non-public information regarding the Company or the market for the Company’s securities. The form of this written certification may be obtained from the General Counsel.

c.    Trading Only During Quarterly Trading Periods, Except Pursuant to Rule 10b5-1 Trading Plans Directors and Senior Officers, and their Immediate Family Members, may purchase, sell or gift Company securities only during Quarterly Trading Periods – no written clearances shall be provided to Directors or Senior Officers (or their Immediate Family Members) for transactions outside of a Quarterly Trading Period; provided, however, that purchase, sale or gift transactions executed outside of a Quarterly Trading Period pursuant to a Rule 10b5-1 Trading Plan are permissible so long as (i) such Rule 10b5-1 Trading Plan was entered into outside of a Blackout Period and at a time when the Director or Senior Officer was not in possession of Material Nonpublic Information regarding the Company or the market for the Company’s securities, and (ii) such Rule 10b5-1 Trading Plan had received the written approval of the Chief Financial Officer and General Counsel at the time of its execution by the Director or Senior Officer (or their Immediate Family Member).

    d.    Additional Notice Requirement Based on Share Volume during a Quarterly Trading Period. If any proposed direct or indirect purchase, sale or gift of Company securities by a Director or

(Page 7 of 9)

Senior Officer (or their Immediate Family Members), either individually or when combined with other direct or indirect prior purchases, sales or gifts of Company securities during the same Quarterly Trading Period by such person or his/her Immediate Family Members, would exceed Twenty Thousand (20,000) shares of common stock, then such Director or Senior Officer shall provide prior written notice of such proposed purchase, sale or gift, and any such prior purchases, sales or gifts, to the following individuals: (i) the Chairman of the Company’s Board of Directors, (ii) the Lead Independent Director, (iii) the Chief Financial Officer, and (iv) the General Counsel. Such notice shall not imply any duty on the part of any such person in response to such notice.

    e.    Reports of Transactions. All Directors and Senior Officers must submit to the General Counsel a report of every purchase, sale or gift of, or other transaction in, Company securities (including, but not limited to, stock option exercises) in which they or their Immediate Family Members, directly or indirectly or beneficially, shall participate, in each case no later than one (1) business day after the transaction. The report should include the date of the transaction, the quantity and, if applicable, the price of the securities and the name and phone number of the broker-dealer, if any, that effected the transaction. This requirement ordinarily can be satisfied by submitting a duplicate trade confirmation. In addition, each Director or Senior Officer shall cooperate with the General Counsel, the Chief Financial Officer and the Chairman of the Company’s Audit Committee, or their designees, by responding promptly to their requests for information made with respect to such transactions.

    f.    Prohibition on Short Swing Profit Transactions. Directors and Section 16 Officers are expected to avoid trades that would result in the disgorgement of “short swing profits” pursuant to Section 16(b) of the Exchange Act. Directors and Section 16 Officers should consult with the Company’s General Counsel or, in his absence, the Company’s Deputy General Counsel, prior to executing any transaction in Company securities occurring within six (6) months of any prior transaction in Company securities.

    g.    Annual Written Certification. Each Director and Senior Officer shall, at least annually, execute a written certification acknowledging that he or she has read this Policy (as amended from time to time) and agreeing to abide by its terms.

B.Confidential Treatment of Sensitive Information

All Directors, Officers and employees of the Company must not disclose nonpublic information (whether or not material) relating to the Company, or to the market for its securities to any person outside the Company, unless the particular disclosure has been authorized. Moreover, Material Nonpublic Information shall not be communicated to anyone, including persons within the Company, except to the extend such persons within the Company have a “need to know” the particular information in the performance of their duties to the Company. Such information must be secured. For example, access to files containing Material Nonpublic Information and computer files containing such information should be restricted to persons who need to know such information, and conversations including or concerning such information, to the extent that they are appropriate at all, should be conducted in private (e.g., not in public elevators or restaurants).

(Page 8 of 9)

III.        Exception for Stock Option Exercises

The exercise of stock options issued by the Company (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy, which, among other things, includes the “net share settlement” of a stock option between the holder and the Company that does not involve any public sale of the stock underlying the Company-issued stock option.

V.Policy Statement on Company Transactions in Company Securities

        The Company acknowledges that transactions by the Company in its securities, including, without limitation, an offer to purchase or a solicitation of an offer to sell the Company’s Class A Common Stock, are subject to the prohibition against transacting in Company securities on the basis of Material Nonpublic Information. The Company may, from time to time, make repurchases of the Company’s Class A Common Stock or other securities pursuant to repurchase programs approved by the Company’s Board of Directors. Such repurchases will at all times be made in accordance with applicable law. It is the policy of the Company that, where appropriate, such repurchases will be made pursuant to a Rule 10b5-1 Trading Plan including with respect to any repurchase of the Company’s securities that are to be effected during a Blackout Period. A committee consisting of the Company’s Chief Executive Officer, President, Chief Financial Officer and Treasurer shall oversee the execution of the Company’s repurchase program, together with such other officers of the Company that the Chief Executive Officer may designate from time to time.
V.     Acknowledgment

Each Director, Officer and Designated Employee of the Company must execute a written Acknowledgment certifying that he or she has read this Policy and agreeing to abide by its terms prior to such person’s employment or appointment.

(Page 9 of 9)